Exhibit 23.5

CONSENT OF EXPERT

The undersigned hereby consents to being named as having approved the disclosure of certain scientific and technical information contained or incorporated by reference to the Registration Statement on Form S-8 of Centerra Gold Inc. (the “Company”) being filed with the United States Securities and Exchange Commission, and any amendments thereto (the “Form S-8”), and to the inclusion and incorporation by reference of the information derived from such reports in the Company’s annual information form for the years ended December 31, 2022 which are incorporated by reference in the Form S-8.

By:	/s/ W. Paul Chawrun
Name:	W. Paul Chawrun Executive Vice President and COO Centerra Gold Inc.

April 28, 2023